SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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TRIMERIS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRIMERIS, INC.

3518 WESTGATE DRIVE, SUITE 300

DURHAM, NORTH CAROLINA 27707

MAY 14, 2004

To the Stockholders of TRIMERIS, INC.

You are cordially invited to attend the 2004 Annual Meeting of the Stockholders of Trimeris, Inc., to be held at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina 27709, on June 22, 2004 at 9:00 a.m. (local time).

We have enclosed details of the business that we will conduct at the Annual Meeting and other information about Trimeris, Inc. in the enclosed Notice of Annual Meeting and Proxy Statement. We urge you to read the Notice of Annual Meeting and Proxy Statement carefully.

If you do not plan to attend the Annual Meeting, please sign, date, and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Dr. Dani P. Bolognesi

Chief Executive Officer

YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES).

TRIMERIS, INC.

3518 WESTGATE DRIVE, SUITE 300

DURHAM, NORTH CAROLINA 27707

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 22, 2004

The Annual Meeting of Stockholders of Trimeris, Inc. (“Trimeris” or the “Company”) will be held at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina 27709, on June 22, 2004 at 9:00 a.m. (local time) (the “Annual Meeting”) to consider and vote upon the following matters, which are more fully described in the accompanying Proxy Statement:

1.	To elect three members of the Board of Directors for the term of office stated in the Proxy Statement. The Board has nominated the following persons for election for the three Class I Director seats at the Annual Meeting: Jeffrey M. Lipton, E. Gary Cook, Ph.D., and Julian C. Baker;

2.	To ratify the appointment of KPMG LLP as the Company’s independent accountants for the fiscal year ending December 31, 2004; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. All stockholders of record at the close of business on April 26, 2004 will be entitled to vote at the Annual Meeting and at any adjournments thereof. The transfer books will not be closed. For a period of at least ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection during ordinary business hours at the offices of the Company.

By Order of the Board of Directors,

Timothy J. Creech

Secretary

Durham, North Carolina

May 14, 2004

ABSTENTIONS AND BROKER NON-VOTES WILL BE COUNTED FOR PURPOSES OF DETERMINING WHETHER A QUORUM IS PRESENT AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

TRIMERIS, INC.

3518 WESTGATE DRIVE, SUITE 300

DURHAM, NORTH CAROLINA 27707

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 22, 2004

The enclosed proxy is solicited on behalf of the Board of Directors of Trimeris, Inc., a Delaware corporation (“Trimeris” or the “Company”), for use at the annual meeting of stockholders to be held at 9:00 a.m. (local time) on June 22, 2004, and at any adjournment or postponement of the annual meeting (the “Annual Meeting”). The Annual Meeting will be held at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina 27709. All stockholders of record on April 26, 2004 will be entitled to notice of and to vote at the Annual Meeting. This Proxy Statement and accompanying proxy (the “Proxy”) will be first mailed to stockholders on or about May 18, 2004.

The mailing address of the principal executive office of the Company is 3518 Westgate Drive, Suite 300, Durham, North Carolina 27707.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders (collectively, the “Proposals”). Each Proposal is described in more detail in this Proxy Statement.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

Voting

April 26, 2004 is the record date for determination of stockholders entitled to vote at the Annual Meeting. On April 26, 2004, there were 21,607,258 shares of common stock outstanding. Each holder of common stock is entitled to one vote on all matters brought before the Annual Meeting.

For the Proposal to elect directors, the three nominees who receive the most votes will be elected. If you withhold authority to vote for a nominee on your proxy card, your vote will not count for or against the nominee. For the Proposal to ratify independent accountants, a majority of the votes cast for that Proposal is required for ratification.

Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will have no effect on the Proposals. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. If you hold your shares with a broker and you do not tell your broker how to vote, your broker has the authority to vote on all of the proposals scheduled to be presented at this year’s meeting. If there nevertheless are broker non-votes in tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal and will not be considered votes cast for the foregoing purposes. Thus, broker non-votes will not affect the outcome of any of the matters being voted upon at the meeting.

Procedure for voting shares received pursuant to the Trimeris, Inc. 401(k) plan.

Participants in the Trimeris, Inc., 401(k) plan (“Participants”) holding shares under the 401(k) plan are entitled to vote on the proposals associated with this year’s Annual Meeting. Participants will receive a separate proxy statement along with a form for instructing the trustee as to how to vote on their behalf and instructions on voting procedures. The ballots will be tabulated and the votes will be cast on behalf of voting Participants at the Annual Meeting by the law firm Poyner and Spruill LLP, Raleigh, NC.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information we know with respect to the beneficial ownership of our common stock as of April 26, 2004, for each person or group of affiliated persons, whom we know to beneficially own more than 5% of our common stock. The table also sets forth such information for our directors and executive officers, individually and as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC. Except as indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Options to purchase shares of common stock that are exercisable within 60 days of April 26, 2004 are deemed to be beneficially owned by the person holding such options for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. Applicable percentage of beneficial ownership is based on 21,607,258 shares of common stock outstanding as of April 26, 2004.

Unless otherwise indicated in the footnotes, the address for each listed stockholder is: c/o Trimeris, Inc., 3518 Westgate Drive, Suite 300, Durham, North Carolina 27707.

Beneficial Owner	Number of Options Beneficially Owned	Number of Shares Beneficially Owned	Total Number of Options and Shares Beneficially Owned	Percentage of Total Number of Shares and Options Owned
Felix J. Baker and Julian C. Baker(1)		3,474,120	3,474,120	16.1%
Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch (2)		2,158,848	2,158,848	10.0%
T. Rowe Price Associates, Inc. (3)		2,155,320	2,155,320	10.0%
Sectoral Asset Management Inc. (4)		1,217,350	1,217,350	5.6%
Franklin Advisors, Inc. (5)		1,165,135	1,165,135	5.4%
Dani P. Bolognesi (6)	497,898	58,428	556,326	2.6%
M. Nixon Ellis (7)	164,663	7,233	171,896	*
Robert R. Bonczek	290,693	26,405	317,098	1.5%
Timothy J. Creech	70,417	14,955	85,372	*
Jeffrey M. Lipton (8)	110,000	152,522	262,522	1.2%
E. Gary Cook (9)	70,000	3,500	73,500	*
J. Richard Crout (10)	56,667	6,870	63,537	*
Charles A. Sanders	88,383	7,804	96,187	*
Kevin C. Tang (11)	35,833	102,500	138,333	*
All executive officers and directors as a group (eleven persons) (12)	1,384,554	3,854,337	5,238,891	24.2%

*	Less than 1%.

(1)	Based on a Schedule 13D filed with the SEC on April 27, 2004. Felix J. Baker and Julian C. Baker each reported shared voting power and shared dispositive power over the shares listed. The address of Felix J. Baker and Julian C. Baker is 667 Madison Avenue, New York, New York 10021.
(2)	Based on a Schedule 13G filed with the SEC on April 28, 2004. Each person reported shared voting power and shared dispositive power over certain of the shares listed. Because of certain family relationships among the reporting persons, they filed the Schedule 13G jointly, but each reporting person disclaimed beneficial ownership of shares owned by any other reporting person. The address of Andrew H. Tisch, James S. Tisch and Thomas J. Tisch is 667 Madison Avenue, New York, New York 10021. The address of Daniel R. Tisch is 500 Park Avenue, New York, New York 10022
(3)	Based on Schedule 13G/A filed with the SEC on February 12, 2004, T. Rowe Price Associates, Inc. held sole voting power as to 633,920 shares and sole dispositive power as to 2,155,320 shares. T. Rowe Price Associates, Inc.’s address is 100 East Pratt Street, Baltimore, Maryland 21202.
(4)	Based on Schedule 13G filed with the SEC on February 13, 2004, Sectoral Asset Management, Inc. held sole voting power as to 84,450 shares and sole dispositive power as to 1,217,350 shares. Sectoral Asset Management, Inc.’s address is 1000 Sherbrooke St. West, Suite 2120 Montreal, Quebec H3A 3G4 Canada.
(5)	Based on Schedule 13G filed with the SEC on February 13, 2004, Franklin Advisors, Inc. held sole voting power as to 1,165,135 shares and sole dispositive power as to 1,165,135 shares. Franklin Advisors, Inc.’s address is One Franklin Parkway, San Mateo, CA 94403.
(6)	Includes the following shares as to which Dr. Bolognesi disclaims beneficial ownership: 9,000 shares of common stock owned by Sarah Bolognesi, Dr. Bolognesi’s wife, and 7,153 shares that Mrs. Bolognesi may acquire pursuant to certain stock options exercisable within 60 days after April 26, 2003.
(7)	Includes the following shares as to which Dr. Ellis disclaims beneficial ownership except to the extent of his pecuniary interest therein: 3,500 shares held in a charitable remainder trust for which Dr. Ellis is the sole beneficiary until his death and Dr. Ellis is the sole trustee.
(8)	Includes the following shares as to which Mr. Lipton disclaims beneficial ownership: 8,540 shares beneficially owned by Shelley Lipton, Mr. Lipton’s wife.
(9)	Includes the following shares as to which Dr. Cook disclaims beneficial ownership: 1,500 shares beneficially owned by Brenda B. Cook, Dr. Cook’s wife.
(10)	Includes the following shares as to which Dr. Crout disclaims beneficial ownership: 1,500 shares beneficially owned by the Keith R. Crout Irrevocable Trust, for which Keith R. Crout, Dr. Crout’s son who shares Dr. Crout’s house, is the sole beneficiary and Linda C. Spevacek, Dr. Crout’s daughter, is the sole trustee; 470 shares beneficially owned by Keith R. Crout, Dr. Crout’s son who shares Dr. Crout’s house; and 900 shares beneficially owned by Carol K. Crout, Dr. Crout’s wife.
(11)	Includes 22,500 shares that Mr. Tang contributed to the Tang Family Trust u/t/d August 27, 2002, of which Mr. Tang is co-trustee. Includes 80,000 shares owned by Tang Capital Partners, LP of which Tang Capital Management, LLC is the general partner. Mr. Tang disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Tang is the sole managing member of Tang Capital Management, LLC.
(12)	See notes (1) and (6)—(11).

Revocability of Proxies

Any person giving a Proxy has the power to revoke it at any time before its exercise. It may be revoked by filing a notice of revocation or another signed Proxy with a later date with the Secretary of Trimeris at our principal executive office, 3518 Westgate Drive, Suite 300, Durham, North Carolina 27707. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Proxy Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by our directors, officers, employees or agents. No additional compensation is expected to be paid to these individuals for any such services.

To assist in the solicitation process, we have hired Georgeson Shareholder (“GS”) to solicit proxies by mail. We anticipate paying GS an initial fee of $5,000, plus expenses. Additional compensation may be paid to GS for any supplemental solicitations made by telephone, telegram or other means. In addition, the original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation is expected to be paid to these individuals for any such services.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of eight members. In accordance with the terms of our Fourth Amended and Restated Certificate of Incorporation, our Board of Directors is divided into three classes, denominated Class I, Class II and Class III, with members of each class holding office for staggered three-year terms. At each annual stockholder meeting, the successors to the Directors whose terms expire will be elected to serve from the time of their election and qualification until the third annual meeting of stockholders following their election or until a successor has been duly elected and qualified. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. Currently, our Board of Directors is divided as follows: members of Class I Director seats are Jeffrey M. Lipton, E. Gary Cook, Ph.D., and Julian C. Baker; members of Class II Director seats are Charles A. Sanders, M.D., Kevin C. Tang and Felix J. Baker, Ph.D., and members of Class III Director seats are Dani P. Bolognesi, Ph.D. and J. Richard Crout, M.D. Felix J. Baker, Ph.D. and Julian C. Baker are brothers.

Vote Required

The three candidates for the class of director whose terms begin at the 2004 Annual Meeting of Stockholders receiving the highest number of affirmative votes of the stockholders entitled to vote at the Annual Meeting will be elected directors of Trimeris. Unless otherwise instructed, the proxyholders will vote each returned proxy for the nominees named below for election, or for as many nominees of the Board of Directors as possible, such votes to be distributed among such nominees in the manner as the proxyholders see fit. If any of the nominees is unable or unwilling to stand for election or to serve if elected, the named proxies will vote for such person or persons as the Board in its discretion may choose to replace any such nominees.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the nominees listed below.

Nominees

The following table sets forth information regarding the nominees:

Name	Year First Elected Director	Age	Class Termination Year	Position
Jeffrey M. Lipton	1998	61	2007	Chairman of the Board of Directors
E. Gary Cook, Ph.D.	2000	59	2007	Director
Julian C. Baker	2004	37	2007	Director

Business Experience Of Nominees For Election To Terms Expiring In 2007

Jeffrey M. Lipton has been a director of Trimeris since June 1998 and has been Chairman of the Board since June 1999. Since July 1998, Mr. Lipton has been President and Chief Executive Officer of NOVA Chemicals Corporation. Previously, Mr. Lipton served as Senior Vice President and Chief Financial Officer of NOVA Corporation from February 1994 until September 1994. From September 1994 to July 1998 he was President of NOVA Corporation. Prior to NOVA, Mr. Lipton worked with E.I. Du Pont de Nemours & Co. for almost three decades, where he held a number of senior management positions. Mr. Lipton serves on the Board of Directors of NOVA Chemicals Corporation, and is a Director of Hercules Incorporated. Mr. Lipton is a Director, a member of the Executive Committee, and Chairman of the Finance and Membership Committee of the American Chemistry Council. He is a member of the Executive Committee and Honorary Secretary of the Society of Chemical

Industry and is a member of the Canadian Council of Chief Executives. Mr. Lipton received his M.B.A. from Harvard University and a B.S. degree from Rensselaer Polytechnic Institute.

E. Gary Cook, Ph.D. has been a director of Trimeris since February 2000. Since May 2002, Dr. Cook has served as Chairman of Integrated Environmental Technologies. From 1996 to 1999, Dr. Cook was Chairman of the Board of Directors, President and Chief Executive Officer of Witco Corporation, a global specialty chemicals corporation. From 1994 to 1996, Dr. Cook was President and Chief Operating Officer of Albemarle Corporation, a global specialty chemicals corporation. From 1992 to 1994, Dr. Cook was Senior Vice President, President – Chemicals, and member of the Board of Directors of Ethyl Corporation. Prior to Ethyl, Dr. Cook was with E.I. Du Pont de Nemours & Co. for 23 years, holding a number of senior management positions, including Vice President, Printing and Publishing, Vice President, Medical Products, and Vice President, Corporate Plans. Dr. Cook serves on the Boards of Directors of Louisiana-Pacific Corporation and Envirokare Tech, Inc. Dr. Cook received his Ph.D. degree in Chemistry from The Virginia Polytechnic Institute and University and a B.S. degree from the University of Virginia.

Julian C. Baker has served as a director of Trimeris since April 2004. Mr. Baker and his brother Felix Baker, Ph.D. co-founded a biotechnology investing partnership, which the Bakers have managed since 1994. The Bakers have partnered with major university and other endowments to form a family of healthcare investment funds known as Baker Brothers Investments. Mr. Baker is currently a managing member of Baker Bros. Advisors, LLC. Mr. Baker was employed from 1988 to 1993 by the private equity investment arms of Credit Suisse First Boston. He also serves on the Boards of Directors of Neurogen, Incyte Corporation and various privately held companies. Mr. Baker received his A. B. degree from Harvard University.

Board	Meetings and Committees

Our Board of Directors met a total of five times during the year ended December 31, 2003. Each of the directors attended at least 75% of the meetings of the Board and at least 75% of the meetings held by all committees of the Board on which he served.

It is the Company’s policy that all directors who are up for election the annual meeting of stockholder attend the annual meeting, if at all possible. All of our directors attended last year’s annual meeting.

The Board has a standing Compensation and Governance Committee composed of Messrs. Cook, Lipton, Sanders and Tang. In addition, Felix J. Baker was appointed to the committee in April of 2004. Dr. Cook has served as chairman of the Compensation and Governance Committee since June 2000. The Compensation and Governance Committee met five times in 2003. The Compensation and Governance Committee reviews and acts on matters relating to compensation levels and benefit plans for our executive officers and key employees, including salary and stock options. The Compensation and Governance Committee is responsible for granting stock awards, stock options and stock appreciation rights and other awards to be made under our existing incentive compensation plans. The Compensation and Governance Committee is also responsible for corporate governance issues, ongoing evaluation of the executive management team and other related issues.

The Board also has a standing Audit and Finance Committee composed of Messrs. Crout, Lipton and Sanders. The Audit and Finance Committee met a total of seven times in 2003. The Audit and Finance Committee’s responsibilities include providing oversight of the quality and integrity of the Company’s regulatory and financial accounting and reporting, risk management, legal and regulatory compliance, the internal and external audit functions and the preparation of the Audit Committee report for the proxy statement. The Audit and Finance Committee also reviews and recommends for Board approval, the engagement of independent auditors for the Company, subject to shareholder ratification. This year, the Audit and Finance Committee was actively involved and recommended to the Board to approve the appointment of KPMG LLP as the Company’s independent auditors, as part of the Committee’s regulatory requirements under the Sarbanes-Oxley Act of 2002. Dr. Crout has served as the chairman of the Audit and Finance Committee since June 2000.

The Board recently convened a standing Nominating Committee composed of Messrs. Lipton, Cook, Tang and Julian C. Baker, with Mr. Lipton serving as Chairman. This Committee is responsible for recommending to the Board nominees for directors. All members of the committee are independent as defined in the Nasdaq listing standards. The actions of the committee are not governed by a formal charter although the Board has adopted a resolution addressing the nomination process. Nominations are based upon the recommendations of the individual Board members, management and shareholders. Third-party executive search firms may also be retained to identify candidates from time to time. Any shareholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary or any member of the Board in writing, with whatever supporting material the shareholder considers appropriate. Following verification of shareowner status of the persons proposing a candidate, the decision on whether to consider any person recommended by a shareholder for nomination will be made in light of the provisions of the Company’s bylaws relating to shareholder nominations as described in “Additional Information—Advance Notice Procedures,” below.

Once a prospective nominee has been identified, an initial determination is made as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information has been provided with the recommendation of the prospective candidate, as well as knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If it is determined that additional consideration is warranted, a third-party search firm may be commissioned to gather additional information about the prospective nominee’s background and experience and to report its findings. Potential nominees are sought out and evaluated with respect to their ability to match the current needs and goals of the Company. While needs and goals may vary over time, the search for potential nominees will generally address the following factors:

•	potential nominees should have some experience with the pharmaceutical industry or biotechnology and will generally be active and former executives of public or private companies or major complex organizations including scientific, government, financial, educational and other non-profit institutions;

•	in recognition of the fact that the foundation of the Company is in medical science and technology, some potential nominees should be widely recognized as leaders in the fields of medicine or the biological sciences;

•	potential nominees will have experience at a strategy/policy setting level, high level managerial experience in a relatively complex organization, or experience dealing with complex problems;

•	potential nominees should have sufficient experience and education, including a certain level of financial acumen to effectively read and understand financial statements and other financial performance measures, to be able to provide guidance and direction to management;

•	potential nominees will be evaluated for their ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards; and

•	potential nominees will be considered against the backdrop of the current make-up of the Board and the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board.

When taken alone none of these factors will be dispositive with respect to the inclusion or exclusion of an individual candidate for nomination. Rather, the Committee will weigh these factors in light of all available information regarding the current needs and capabilities of the Board as well as the qualifications of any other potential candidates. The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the nominees are determined by a majority vote of the Committee.

Prior to formation of this Committee on April 23, 2004, the Compensation and Governance Committee administered director nominations in substantially the manner set forth above.

Additional Information—Advance Notice Procedures

Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nomination for election to the Board of Directors of the corporation at the meeting of the stockholders may be made by the Board of Directors or by any stockholder of the corporation entitled to vote for the election of the directors at such meeting who complies with the notice procedures set forth in the Company’s by-laws. Such nominations, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary, and not received not less than 60 days nor more than 90 days prior to such meeting: provided, however, that less than 70 days’ notice or prior public disclosure of the date of the meeting is given to the stockholders, such nomination shall have been mailed or delivered to the Secretary not later than the close of business on the 10th day following the date on with the notice of the meeting was mailed or such public disclosure was made, which ever comes first. Such notice shall be set forth (a) as to each proposed nominee (i) the name, age, business address and if known, residence address of each such nominee, (ii) the principle occupation or employment of each such nominee, (iii) the number of shares, if any, of stock of the corporation which are beneficially owned by each such nominee, and (iv) and other information concerning the nominee that must be disclosed as to such nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to be named as a nominee and to serve as a director if elected); and (b) as to the stockholder given the notice (i) the name and address, as they appear on the corporation’s books, of such stockholder and (ii) the class and number of the shares of the corporation which are beneficially owned by such stockholder. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation.

The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Shareholder Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the Board, a Board committee or one or more directors may do so by writing to Chairman of the Board of Directors, c/o Trimeris, Inc., Corporate Secretary, 3518 Westgate Dr., Suite 300, Durham, North Carolina, 27707. The Board has approved a process for handling letters received by the Company and addressed to members of the Board. Under that process, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary and copies of all such correspondence to the Board. However, shareholder communications that constitute advertising, or promotion of a product or service, or relate to improper or irrelevant topics will not be forwarded to the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s Compliance Officer and the Chair of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Director Compensation

We reimburse our directors for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the Board. Directors do not receive additional compensation in connection with their attendance at meetings. In addition, all eligible non-employee directors, except the Chairman, automatically receive a grant of an option on the date of our annual meeting to purchase 10,000 shares of common stock. The Chairman automatically receives a grant of an option on the date of our annual meeting to purchase 15,000 shares of common stock. In addition, all eligible non-employee directors serving as members of the Compensation and Governance Committee or Audit and Finance Committee, except the directors serving as chairmen of these committees, receive an option on the date of our annual meeting to purchase 1,250 shares of common stock. The directors serving as chairmen of these committees each receives a grant of an option at the date of our annual meeting to purchase 2,500 shares of common stock. These options have an exercise price equal to 100% of the fair market value of our common stock on the grant date and become exercisable after the completion of one year of service following the grant. Newly-elected directors are granted an option to purchase 20,000 shares of common stock, with the options vesting ratably over the three years. These options have an exercise price equal to 100% of the fair market value of our common stock on the grant date. Members of the Nominating Committee do not receive any compensation for serving on this committee.

PROPOSAL 2

RATIFICATION OF INDEPENDENT ACCOUNTANTS

We are asking the stockholders to ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2004.

Vote Required

The affirmative vote of a majority of the stockholders represented and voting at the Annual Meeting will be required to ratify the selection of KPMG LLP as our independent accountants for the year ending December 31, 2004.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification and approval of the selection of KPMG LLP to serve as our independent accountants for the year ending December 31, 2004.

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

The following table sets forth the name, age and position of our executive officers, directors and key employees as of April 28, 2004:

Name	Age	Position
Dani P. Bolognesi, Ph.D.	63	Chief Executive Officer, Chief Scientific Officer and Director
M. Nixon Ellis, Ph.D.	54	President
Robert R. Bonczek	59	Chief Financial Officer and General Counsel
M. Lynn Smiley, M.D.	51	Senior Vice President of Clinical Research
George Koszalka, Ph.D.	53	Senior Vice President of Corporate Strategy
Timothy J. Creech	43	Vice President of Finance and Secretary
Jeffrey M. Lipton(1)(2)(3)	61	Chairman of the Board of Directors
Felix J. Baker, Ph.D.(2)	35	Director
Julian C. Baker(3)	37	Director
E. Gary Cook, Ph.D.(2)(3)	59	Director
J. Richard Crout, M.D.(1)	74	Director
Charles A. Sanders, M.D.(1)(2)	72	Director
Kevin C. Tang(2)(3)	37	Director

(1)	Member of the Audit and Finance Committee.
(2)	Member of the Compensation and Governance Committee.
(3)	Member of the Nominating Committee.

Dani P. Bolognesi, Ph.D., a founder of Trimeris, has been a director since its inception and was named Chief Executive Officer and Chief Scientific Officer in March 1999. Dr. Bolognesi held a number of positions at Duke University from 1971 to March 1999, including, James B. Duke Professor of Surgery, Professor of Microbiology/Immunology, Vice Chairman of the Department of Surgery for Research and Development and Director of the Duke University Center for AIDS Research from 1989 to March 1999. From 1988 to March 1999, Dr. Bolognesi was the Director of the Central Laboratory Network that supports all HIV vaccine clinical trials sponsored by the National Institutes of Health. Dr. Bolognesi received his Ph.D. degree in Virology from Duke University and a B.S. degree from Rensselaer Polytechnic Institute.

M. Nixon Ellis, Ph.D. joined Trimeris as Executive Vice President and Chief Business Officer in March 2000 and was promoted to President in November 2002. Prior to joining Trimeris, Dr. Ellis served as a founder and director of Triangle Pharmaceuticals, Inc., a biopharmaceutical company from July 1995 until February 2000 and President and Chief Operating Officer from September 1995 until February 2000. From 1983 to 1995, Dr. Ellis held various positions at Burroughs Wellcome Co., a multinational pharmaceutical company, most recently serving as Global Brand Director, HIV/Retrovir at The Wellcome Foundation Ltd. and Assistant Director, Division of Virology. Dr. Ellis received his Ph.D. degree in Microbiology from the University of Georgia, his M.B.A. from the University of North Carolina and a B.S. degree from the University of South Carolina.

Robert R. Bonczek joined Trimeris as a consultant in March 1997. He was named Acting Chief Administrative Officer and Acting Chief Financial Officer in September 1999, was named Chief Financial Officer in March 2000 and was named General Counsel in April 2000. From 1991 until 2001, Mr. Bonczek acted in a consulting capacity for Donaldson, Lufkin & Jenrette, an investment bank, and for Wilmer Cutler Pickering LLP, a law firm. Since 1991, Mr. Bonczek has served as President of AspenTree Capital, a financial services and investment management company. Prior to 1991, Mr. Bonczek was with E.I. Du Pont de Nemours & Co., a chemical company, for 24 years, holding a number of senior management positions, including Corporate Counsel. Mr. Bonczek received his J.D. degree from the University of North Carolina at Chapel Hill, his M.B.A. from The Wharton School at the University of Pennsylvania and a B.A. degree from the University of North Carolina at Chapel Hill.

M. Lynn Smiley, M.D. joined Trimeris as Senior Vice President of Clinical Research in January 2001. From January 1997 until January 2001, Dr. Smiley served as Vice President of HIV and Opportunistic Infections Clinical Development at Glaxo Wellcome, Inc., now GlaxoSmithKline plc. From March 1988 to December 1996, Dr. Smiley held several positions in research and development at Burroughs Wellcome Co. and Glaxo Wellcome, Inc., including Director of the Infectious Diseases and Immunology Department. Dr. Smiley has also held teaching positions at the University of North Carolina at Chapel Hill School of Medicine since 1984, and has served as Clinical Professor of Medicine since 1994. Dr. Smiley received her M.D. from Duke University Medical School and a B.A. degree from the University of Kansas.

George Koszalka, Ph.D. joined Trimeris as Senior Vice President of Corporate Strategy in June 2002. Dr. Koszalka served as Division Director of Virology at GlaxoSmithKline from January 2001 to June 2002, with global responsibilities for Research and Clinical Virology and serving as a liaison between the commercial, clinical development and research areas in the antiviral franchise. From 1973 until 2001, Dr. Koszalka held positions of increasing responsibility within Research and Development with Burroughs Wellcome and Glaxo Wellcome. Dr. Koszalka holds an M.S degree and a Ph.D. in Biochemistry from North Carolina State University and received a B.S. degree from Bethany College.

Timothy J. Creech, C.P.A. joined Trimeris as Director of Finance in July 1997, was appointed Secretary in June 1999 and was promoted to Vice President of Finance in November 2002. From July 1996 to June 1997, Mr. Creech was Corporate Controller at Performance Awareness Corporation, a software company. From December 1993 to July 1996, Mr. Creech was Director of Finance at Avant! Corporation, a software company. From 1990 to December 1993, Mr. Creech was a senior manager at KPMG LLP, independent auditors for Trimeris. Mr. Creech received his M.B.A. from the Fuqua School of Business at Duke University and a B.S. degree from the University of North Carolina at Chapel Hill.

Jeffrey M. Lipton has been a director of Trimeris since June 1998 and has been Chairman of the Board since June 1999. Since July 1998, Mr. Lipton has been President and Chief Executive Officer of NOVA Chemicals Corporation. Previously, Mr. Lipton served as Senior Vice President and Chief Financial Officer of NOVA Corporation from February 1994 until September 1994. From September 1994 to July 1998 he was President of NOVA Corporation. Prior to NOVA, Mr. Lipton worked with E.I. Du Pont de Nemours & Co. for almost three decades, were he held a number of senior management positions. Mr. Lipton serves on the Board of Directors of NOVA Chemicals Corporation, and is a Director of Hercules Incorporated. Mr. Lipton is a Director, a member of the Executive Committee, and Chairman of the Finance and Membership Committee of the American Chemistry Council. He is a member of the Executive Committee and Honorary Secretary of the Society of Chemical Industry and is a member of the Canadian Council of Chief Executives. Mr. Lipton received his M.B.A. from Harvard University and a B.S. degree from Rensselaer Polytechnic Institute.

Felix J. Baker, Ph.D. has been a director of Trimeris since April 2004. Dr. Baker and his brother Julian Baker co-founded a biotechnology investing partnership, which the Bakers have managed since 1994. The Bakers have partnered with major university and other endowments to form a family of healthcare investment funds known as Baker Brothers Investments. Dr. Baker is currently a managing member of Baker Bros. Advisors, LLC. He also serves on the Boards of Directors of Neurogen, Seattle Genetics, Conjuchem and AnorMED. Dr. Baker holds a Ph.D. in Immunology and a B.S. from Stanford University, where he also completed two years of medical school.

Julian C. Baker has been a director of Trimeris since April 2004. Mr. Baker and his brother Felix Baker, Ph.D. co-founded a biotechnology investing partnership, which the Bakers have managed since 1994. The Bakers have partnered with major university and other endowments to form a family of healthcare investment funds known as Baker Brothers Investments. Mr. Baker is currently a managing member of Baker Bros. Advisors, LLC. Mr. Baker was employed from 1988 to 1993 by the private equity investment arms of Credit Suisse First Boston. He also serves on the Boards of Directors of Neurogen, Incyte Corporation and various privately held companies. Mr. Baker received his A. B. degree from Harvard University.

E. Gary Cook, Ph.D. has been a director of Trimeris since February 2000. Since May 2002, Dr. Cook has served as Chairman of Integrated Environmental Technologies. From 1996 to 1999, Dr. Cook was Chairman of the Board of Directors, President and Chief Executive Officer of Witco Corporation, a global specialty chemicals corporation. From 1994 to 1996, Dr. Cook was President and Chief Operating Officer of Albemarle Corporation, a global specialty chemicals corporation. From 1992 to 1994, Dr. Cook was Senior Vice President, President – Chemicals, and member of the Board of Directors of Ethyl Corporation. Prior to Ethyl, Dr. Cook was with E.I. Du Pont de Nemours & Co. for 23 years, holding a number of senior management positions, including Vice President, Printing and Publishing, Vice President, Medical Products, and Vice President, Corporate Plans. Dr. Cook serves on the Boards of Directors of Louisiana-Pacific Corporation and Envirokare Tech, Inc. Dr. Cook received his Ph.D. degree in Chemistry from The Virginia Polytechnic Institute and University and a B.S. degree from the University of Virginia.

J. Richard Crout, M.D. has been a director of Trimeris since November 1998. Since 1994, Dr. Crout has been President of Crout Consulting, a firm that provides consulting advice to pharmaceutical and biotechnology companies on the development of new products. From 1984 to 1993, Dr. Crout was Vice President, Medical and Scientific Affairs with Boehringer Mannheim Pharmaceuticals Corp. From 1973 to 1982, Dr. Crout was Director of the Bureau of Drugs, now known as the Center for Drug Evaluation and Research at the U.S. Food and Drug Administration. Dr. Crout serves on the Board of Directors of Genelabs Technologies, Inc. Dr. Crout received his M.D. degree from Northwestern University Medical School and an A.B. degree from Oberlin College.

Charles A. Sanders, M.D. has been a director of Trimeris since October 1996. From 1989 to May 1995, Dr. Sanders was Chairman of the Board of Directors and Chief Executive Officer of Glaxo Inc. and a member of the Board of Directors of Glaxo plc. Prior to joining Glaxo, Dr. Sanders held a number of positions at Squibb Corporation, a multinational pharmaceutical corporation, including Vice Chairman, Chief Executive Officer of the Science and Technology Group and Chairman of the Science and Technology Committee of the Board. Dr. Sanders serves on the Boards of Directors of Vertex Pharmaceuticals Incorporated, Genentech, Inc., Biopure Corporation, Fisher Scientific International and Cephalon, Inc. Dr. Sanders received his M.D. degree from Southwestern Medical College of the University of Texas.

Kevin C. Tang has been a director of Trimeris since August 2001. Mr. Tang is the Managing Director of Tang Capital Management, LLC, a Life Sciences-focused investment company he founded in August 2002. From September 1993 to July 2001, Mr. Tang held various positions at Deutsche Banc Alex Brown, Inc., an investment banking firm, most recently serving as Managing Director and head of the firm’s Life Sciences research group. Mr. Tang currently serves as a director of Aclara BioSciences, Inc. and IntraBiotics Pharmaceuticals, Inc. Mr. Tang received a B.S. from Duke University.

Executive Compensation

The following table sets forth certain information with respect to the annual and long-term compensation paid by us during the fiscal years ended December 31, 2003, 2002 and 2001 to the individual who served as our chief executive officer during 2003 and to our most highly compensated executive officers (other than our chief executive officer) serving as executive officers as of December 31, 2003 and whose 2003 compensation exceeded $100,000 (collectively, the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation			Long Term Compensation
Name And Principal Position	Year	Salary	Bonus(1)	Securities Underlying Options(#)		All Other Compensation
Dani P. Bolognesi	2003	$437,304	$0	54,000	(2)	(6)
Chief Executive Officer and Chief Scientific Officer	2002 2001	417,300 397,320	313,000 260,000	69,000 66,100	(3) (4)	(6 (6	) )

M. Nixon Ellis	2003	$314,304	$0	26,000	(2)	—
President	2002 2001	294,876 265,008	180,000 127,000	34,500 33,100	(3) (4)	— —

Robert R. Bonczek	2003	$291,300	$0	26,000	(2)	(6)
Chief Financial Officer and General Counsel	2002 2001	278,604 265,008	167,000 127,000	34,500 33,100	(3) (4)	$(6 19,790	) (5)(6)

Timothy J. Creech	2003	$165,300	$42,000	12,000	(2)	(6)
Vice President Finance Principal Accounting Officer	2002 2001	149,304 139,308	57,000 35,000	9,500 10,400	(3) (4)	(6 (6	) )

(1)	In February 2002, 2001 bonuses were awarded and paid to the Named Executive Officers for achievement in 2001; however, such bonuses are reported with the 2001 compensation. In February 2003, 2002 bonuses were awarded and paid to the Named Executive Officers for achievement in 2002; however, such bonuses are reported with the 2002 compensation. In February 2004, a 2003 bonus was awarded and paid to Mr. Creech for achievement in 2003; however, such bonus was reported with the 2003 compensation. The other Named Executive Officers did not receive a bonus for 2003.
(2)	On June 18, 2003, the Compensation and Governance Committee approved an aggregate number of options to purchase shares of our common stock to be granted on a quarterly basis over four quarters to all eligible employees, including the Named Executive Officers pursuant to our Stock Incentive Plan. These option grants were designed to be awarded at the fair market value of our common stock on the date of that particular quarterly grant. These quarterly option grants began in June 2003 and continued thereafter until April 2004, as long as the employee was employed by us on the date of grant. Once granted, the aggregate number of options become exercisable over a four-year period, with the first grant in June 2003 exercisable in full in June 2004 and the remainder of the grants exercisable ratably over a three-year period beginning in June 2004. The number in this column represents the total number of options to purchase shares of our common stock that the Named Executive Officer received pursuant to such grants on a quarterly basis in June 2003, October 2003, January 2004 and April 2004.
(3)	On June 26, 2002, the Compensation and Governance Committee approved an aggregate number of options to purchase shares of our common stock to be granted on a quarterly basis over four quarters to all eligible employees, including the Named Executive Officers pursuant to our Stock Incentive Plan. These option grants were designed to be awarded at the fair market value of our common stock on the date of that particular quarterly grant. These quarterly option grants began in June 2002 and continued thereafter until April 2003, as long as the employee was employed by us on the date of grant. Once granted, the aggregate number of options become exercisable over a four-year period, with the first grant in June 2002 exercisable in full in June 2003 and the remainder of the grants exercisable ratably over a three-year period beginning in June 2003. The number in this column represents the total number of options to purchase shares of our common stock that the Named Executive Officer received pursuant to such grants on a quarterly basis in June 2002, October 2002, January 2003 and April 2003.
(4)

On June 27, 2001, the Compensation and Governance Committee approved an aggregate number of options to purchase shares of our common stock to be granted on a quarterly basis over four quarters to all eligible employees, including the Named Executive Officers pursuant to our Stock Incentive Plan. These option grants were designed to be awarded at the fair market value of our common stock on the date of that particular quarterly grant. These quarterly option grants began in June 2001 and continued thereafter until April 2002, as long as the employee was employed by us on the date of grant. Once granted, the aggregate number of options become exercisable over a four-year period, with the first grant in June 2001 exercisable in full in June 2002 and the remainder of the grants exercisable ratably over a three-year period beginning in June 2002. The number in this column represents the total number of options to purchase shares of our common stock that the Named Executive Officer received pursuant to such grants on a quarterly basis in June 2001, October 2001, January 2002 and April 2002.

(5)	In 2001, Mr. Bonczek received a one-time payment of $19,790 for reimbursement for moving and miscellaneous expenses pursuant to his contractual arrangement.
(6)	Beginning in 1998, we matched 100% of a participant’s annual contributions to the Trimeris Employee 401(k) Plan with common stock, provided the participant was employed on the last day of the year. The number of shares issued is based on the annual contributions to be matched divided by the closing price of the common stock on the last trading day of the year. On December 31, 2001, December 31, 2002 and December 31, 2003, Dr. Bolognesi received 233, 254 and 540 shares of stock, respectively, and as of April 23, 2004, is vested in all of those shares of stock. Based upon the closing price of $44.97 per share of the Company’s common stock on December 31, 2001, the closing price of $43.17 per share of the Company’s common stock on December 31, 2002 and the closing price of $20.94 per share of the Company’s common stock on December 31, 2003, the value of the Company’s 401(k) contributions to Dr. Bolognesi for years 2001, 2002 and 2003 were approximately $10,500, $11,000 and $11,300, respectively. On December 31, 2001, December 31, 2002 and December 31, 2003, Mr. Bonczek received 233, 277 and 630 shares of stock, respectively, pursuant to this matching plan and as of April 23, 2004, is vested in all of those shares of stock. Based upon the closing price of $44.97 per share of the Company’s common stock on December 31, 2001, the closing price of $43.17 per share of the Company’s common stock on December 31, 2002, and the closing price of $20.94 per share of the Company’s common stock on December 31, 2003, the value of the Company’s 401(k) contributions to Mr. Bonczek for years 2001, 2002 and 2003 were approximately $10,500, $12,000 and $13,200, respectively. On December 31, 2001, December 31, 2002, and December 31, 2003, Mr. Creech received 233, 254 and 540 shares of stock, respectively, and as of April 23, 2004, is vested in all of those shares of stock. Based upon the closing price of $44.97 per share of the Company’s common stock on December 31, 2001, the closing price of $43.17 per share of the Company’s common stock on December 31, 2002 and the closing price of $20.94 per share of the Company’s common stock on December 31, 2003, the value of the Company’s 401(k) contributions to Mr. Creech for years 2001, 2002 and 2003 were approximately $10,500, $11,000 and $11,300, respectively.

Equity Compensation Plans

The following table provides information as of December 31, 2003 regarding shares authorized for issuance under our equity compensation plans.

The equity compensation plans approved by our stockholders are the Amended and Restated Stock Option Plan and our 1997 Trimeris, Inc. Employee Stock Purchase Plan. As of December 31, 2003, we did not have any equity compensation plans not approved by our stockholders.

Equity Compensation Plan Information as of December 31, 2003

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,701,000	$33.38	1,495,000	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	2,701,000	$33.38	1,495,000

(1)	Includes 1,384,000 options remaining available for grant under the Trimeris, Inc. Amended and Restated Stock Option Plan, and 111,000 shares issuable under the Trimeris, Inc. 1997 Employee Stock Purchase Plan. See Notes 6 and 8 to the Financial Statements on Form 10-K filed with the SEC on March 12, 2004.

Stock Option Information

The following table contains information concerning stock options granted during the fiscal year ended December 31, 2003 to the Named Executive Officers. We have never granted any stock appreciation rights.

OPTIONS GRANTED IN THE YEAR ENDED DECEMBER 31, 2003

	Individual Grants
	Number Of Securities Underlying Options		Percent Of Total Options Granted To Employees In 2003	Exercise Price Per Share	Expiration Date	Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term(3)
Name						5%	10%
Dani P. Bolognesi	17,250	(1)	3.7%	$42.82	6/26/2012	$436,000	$1,090,000
	17,250	(1)	3.7%	40.85	6/26/2012	402,000	998,000
	13,500	(2)	2.9%	48.38	6/18/2013	411,000	1,041,000
	13,500	(2)	2.9%	25.37	6/18/2013	209,000	526,000

M. Nixon Ellis	8,625	(1)	1.8%	42.82	6/26/2012	218,000	545,000
	8,625	(1)	1.8%	40.85	6/26/2012	201,000	499,000
	6,500	(2)	1.4%	48.38	6/18/2013	198,000	501,000
	6,500	(2)	1.4%	25.37	6/18/2013	101,000	253,000

Robert R. Bonczek	8,625	(1)	1.8%	42.82	6/26/2012	218,000	545,000
	8,625	(1)	1.8%	40.85	6/26/2012	201,000	499,000
	6,500	(2)	1.4%	48.38	6/18/2013	198,000	501,000
	6,500	(2)	1.4%	25.37	6/18/2013	101,000	253,000

Timothy J. Creech	2,375	(1)	0.5%	42.82	6/26/2012	60,000	150,000
	2,375	(1)	0.5%	40.85	6/26/2012	55,000	137,000
	3,000	(2)	0.6%	48.38	6/18/2013	91,000	231,000
	3,000	(2)	0.6%	25.37	6/18/2013	46,000	117,000

(1)	Each option represents the right to purchase one share of common stock. The options shown in this row were all granted pursuant to our Stock Incentive Plan. These options were granted in January 2003 and April 2003 based upon an aggregate option number determined in June 2002 that was designed to be granted on a quarterly basis over four quarters at the fair market value of our common stock on the date of grant. These January 2003 and April 2003 options become exercisable ratably over a three-year period that began in June 2003. Upon the occurrence of certain events that result in a change of control, all outstanding options granted to all employees, including executive officers, will become fully exercisable.
(2)	Each option represents the right to purchase one share of common stock. The options shown in this row were all granted pursuant to our Stock Incentive Plan. These options were granted in June 2003 and October 2003 and collectively become exercisable over a four-year period. The June 2003 grant is exercisable in full in June 2004. The October 2003 grant is exercisable ratably over a three-year period that begins in June 2004. The number of option shares granted in each instance was based upon an aggregate option number that was determined in June 2003 and that was designed to be granted on a quarterly basis over four quarters at the fair market value of our common stock on the date of grant. Upon the occurrence of certain events that result in a change of control, all outstanding options granted to all employees, including executive officers, will become fully exercisable.
(3)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC and do not represent an estimate or projection of our future common stock prices. These amounts represent certain assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

Year-End Option Table

The following table contains information regarding stock options held by our Named Executive Officers, and the number of and value of any unexercised in-the-money options, as of December 31, 2003. The value of unexercised in-the-money options at December 31, 2003 is based on a value of $20.94 per share, the fair market value of our common stock as reflected by the closing price on the Nasdaq National Market on December 31, 2003, less the per share exercise price, multiplied by the number of shares issuable upon exercise of the option.

AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 2003 AND YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized(1)	Number of Securities Underlying Unexercised Options as of December 31, 2003 (#)		Value of Unexercised In–the-Money Options at December 31, 2003
			Exercisable	Unexercisable	Exercisable	Unexercisable
Dani P. Bolognesi	—	—	458,763	106,479	$3,427,000	$—
M. Nixon Ellis	—	—	142,682	55,418	—	—
Robert R. Bonczek	—	—	270,900	53,230	1,528,000	—
Timothy J. Creech	5,000	$146,000	63,493	17,691	405,000	—

(1)	Value realized is calculated as the fair market value of our common stock as reflected by the closing price on the Nasdaq National Market on the date of exercise, less the per share exercise price, multiplied by the number of shares issuable upon exercise of the option.

Employment Agreements

In April 1999, we entered into an employment agreement with Dr. Bolognesi, our Chief Executive Officer and Chief Scientific Officer. Under this agreement, Dr. Bolognesi is entitled to receive minimum annual compensation of $285,000, an annual bonus based upon the achievement of certain milestones and all health insurance and other benefits generally made available to our employees. He also received in 1999 a one-time payment of $40,000 for replacement of lost income. In connection with the agreement, Dr. Bolognesi received a grant of options to purchase 235,000 shares of common stock at $11.625 per share. If Dr. Bolognesi’s employment is terminated for any reason other than for cause, Dr. Bolognesi’s employment agreement provides that he is entitled to his base salary and benefits for two years from the date of termination. In April 2003, Dr. Bolognesi’s employment agreement was automatically renewed until April 2005, unless terminated earlier in accordance with its terms.

In March 2000, we entered into an employment agreement with Dr. Ellis, our President. Under this agreement, Dr. Ellis is entitled to receive minimum annual compensation of $220,000, an annual bonus based upon the achievement of certain milestones and all health insurance and other benefits generally made available to our employees. He also received in 2000 a one-time payment of $25,000 as a signing bonus. In connection with the agreement, Dr. Ellis received a grant of options to purchase 100,000 shares of common stock at $49.938 per share. If Dr. Ellis’ employment is terminated for any reason other than for cause, Dr. Ellis’ employment agreement provides that he is entitled to his base salary and benefits for two years from the date of such termination. In March 2003, Dr. Ellis’ employment agreement was automatically renewed until March 2004, unless terminated earlier in accordance with its terms.

In January 2000, we entered into an employment agreement with Mr. Bonczek, our Chief Financial Officer and General Counsel. Under this agreement, Mr. Bonczek is entitled to receive minimum annual compensation of $210,000 and an annual bonus based upon the achievement of certain milestones. Pursuant to his agreement, he also received in 2000 a one-time payment of $16,000 for replacement of lost income and in 2001 a one-time payment of $19,790 for reimbursement for moving and miscellaneous expenses. In October 1999, Mr. Bonczek received a grant of options to purchase 100,000 shares of common stock at $17.625 per share. If Mr. Bonczek’s employment is terminated for any reason other than for cause, Mr. Bonczek’s agreement provides that he is entitled to his base salary and benefits for two years from the date of such termination. In January 2004, Mr. Bonczek’s employment agreement was automatically renewed until January 2006, unless terminated earlier in accordance with its terms.

In February 2004, we entered into an employment agreement with Mr. Creech, our Vice President of Finance. Under this agreement, Mr. Creech is entitled to receive minimum annual compensation of $172,000, an annual bonus based upon the achievement of certain milestones and all health insurance and other benefits generally made available to our employees. If Mr. Creech’s employment is terminated for any reason other than for cause, Mr. Creech’s employment arrangement provides that he is entitled to his base salary and benefits for one year from the date of such termination. The agreement is set to expire in February 2005.

Compensation and Governance Committee Interlocks and Insider Participation

Our Board of Directors’ Compensation and Governance Committee is responsible for determining the salaries and incentive compensation of the executive officers and providing recommendations for the salaries and incentive compensation of all other employees and consultants. The Compensation and Governance Committee also administers our benefit plans, including the Stock Incentive Plan. Dr. Cook serves as the Chairman of the Compensation and Governance Committee and the other members of the committee are Mr. Lipton, Dr. Sanders, Mr. Tang and Felix J. Baker. None of Dr. Cook, Dr. Baker, Mr. Lipton, Dr. Sanders or Mr. Tang has served as an officer or employee of Trimeris.

Compensation and Governance Committee Report on Executive Compensation

The Compensation and Governance Committee of the Board of Directors offers this report regarding compensation for our executive officers, including our Chief Executive Officer. The Compensation and Governance Committee is composed entirely of independent directors (as defined in the Nasdaq listing standards) and is responsible for developing and making recommendations to the Board with respect to our executive compensation policies and practices, including the establishment of the annual total compensation for all executive officers, including our Chief Executive Officer.

GENERAL COMPENSATION POLICY

Our primary objective is to maximize the value of our shares over time. The Compensation and Governance Committee, with this objective in mind, authorizes compensation packages for our executive officers designed to retain and attract top quality management and to encourage them to contribute to the achievement of our business objectives. In addition, the Committee attempts to establish compensation packages that are comparable to the packages received by executives of similar companies.

We compensate our executive officers with a combination of salary and incentives designed to encourage efforts to achieve both our short-term and long-term goals. The compensation structure attempts to reward both individual contributions and our overall performance.

Section 162(m) of the Code limits the federal income tax deductibility of compensation paid to Trimeris’ five most highly compensated executive officers. Under this section of the Code, the Company generally may deduct compensation paid to any such officer to the extent that it does not exceed $1 million during any calendar year or is “performance-based” as defined in Section 162(m). The Compensation and Governance Committee expects that the deductibility limit of Section 162(m) will not currently have a significant effect on the Company. Current cash compensation paid to each of the Company’s executives is less than $1 million per year and is thus generally fully deductible to Trimeris.

The basic components of our compensation packages for our executive officers include the following:

•	Base Salary

•	Performance Incentive Awards

•	Long-term Incentives

•	Benefits

Each executive officer’s compensation package contains a mix of these components and is designed to provide a level of compensation competitive with the compensation paid to comparable officers of similar biopharmaceutical companies. The Committee favors a compensation structure that aligns the long-term interests of its executive officers with the interests of its stockholders, and as a result places significant weight upon long-term incentives in the form of stock options.

In 2003, the Committee retained a nationally recognized compensation consulting firm to assist the Committee in assessing the Company’s executive compensation programs. The assessment included a comprehensive review of senior executive compensation at peer companies to ensure that our compensation practices are consistent with industry standards.

Base Salary. Base salary and increases in base salary are determined by both individual and Company performance, as well as the salary levels in effect for similar biopharmaceutical companies. During 2003, the Committee attempted to keep the base salaries of our officers at a level consistent with the median range of the salaries of officers in similar biopharmaceutical companies. In addition, the Committee considered the following factors in setting the base salaries for executive officers during 2003: our progress in the commercial launch for

FUZEON, our progress in the development of next generation fusion inhibitors, progress made in the development of the manufacturing process, and any specific contributions by an individual executive.

Performance Incentive Awards. Performance incentive awards are granted by the Committee based upon its evaluation of the performance of each executive officer and the achievement of our goals during the year. Payment of bonuses occurs as soon as practical in the following calendar year. In February 2003, bonuses totaling $660,000 were awarded to the Named Executive Officers for achievements in 2002, which included a strengthened organization, two successful financings, establishing new cooperative relationships, and the continued clinical progress of FUZEON and T-1249, and the filing of the NDA for FUZEON. In February 2004, a single bonus in the amount of $42,000 was awarded to one Named Executive Officer, Timothy J. Creech. In light of challenges that Trimeris and our executive team encountered in 2003, including the slower than expected Fuzeon sales and the resultant reduction in our workforce, the Compensation and Governance Committee determined that it was not appropriate to award a bonus to any of the top three Trimeris Named Executive Officers.

Long-term Incentive Compensation. Long-term incentive compensation in the form of stock-based awards is expected to be the largest element of total compensation over time in order to conserve our cash resources, to align the long-term interests of each officer with the interests of our stockholders and to provide long-term incentives for the individual officer to remain with us. Grants are generally made to most employees on their date of hire based on salary level and position. Under our stock option plan, grants made in connection with commencement of employment are priced at the fair market value on the date of grant, generally become exercisable over a period of four years and have a term of up to ten years. All employees, including executive officers, are eligible for subsequent discretionary grants, which are generally based on corporate and/or individual performance. During the period covering 2000-2003, the number of options to be granted was determined each June. The options were granted in June, October, January and April at the fair market value of our common stock on the date of each grant. In order to receive the quarterly grant, the individual employee was required to be employed on the date of grant. Prior to 2000, discretionary grants were awarded on an annual basis at the fair market value on the date of grant and became exercisable over a period of four years. The size of the option grant to each officer is based on the officer’s current position and expected future contributions to our business. Awards of stock options are designed to have an expected aggregate exercise value over time equal to a multiple of salary, which are expected to create a significant value opportunity based upon stock ownership.

Benefits. Benefits offered to our executive officers serve as a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to our executive officers are substantially the same as those offered to all our regular employees.

CEO COMPENSATION

Dr. Bolognesi’s 2003 base salary of $437,304 was arrived at using various surveys regarding executive compensation at similar biopharmaceutical companies. The intent of the Committee is to maintain Dr. Bolognesi’s base salary at a level consistent with the median of the salaries of officers with similar responsibilities in similar biopharmaceutical companies. The Committee decided not to award bonuses to any of the three highest paid executives, including Dr. Bolognesi, for 2003. The Committee did not feel that such bonuses would be appropriate in light of the failure of the Company to reach its objectives for 2003 and the reduction in workforce that occurred in January of 2004.

The Committee expects that the stock options granted to Dr. Bolognesi will represent the largest element of his compensation and provide a direct link between Dr. Bolognesi’s compensation and our performance. Beginning in June 2003 and thereafter on a quarterly basis until April 2004, Dr. Bolognesi received a quarterly option grant to purchase 13,500 shares of our common stock at the fair market value of the common stock on the date of grant. These options generally become exercisable over a four-year period, with the first grant becoming exercisable in full one year from the date of grant and the remainder of the grants becoming exercisable monthly over a three year period beginning on the one year anniversary date from the first date of grant and as long as Dr. Bolognesi remains employed by us. The Committee believes that the option grants were comparable to the grants to chief executive officers in similar biopharmaceutical companies. It is the Committee’s judgment that Dr. Bolognesi’s scientific and management leadership is extremely important to us, and it is therefore essential to provide Dr. Bolognesi with a significant unvested stock ownership position.

Compensation and Governance Committee of the Board of Directors

E. Gary Cook, Ph.D., Chairman

Jeffrey M. Lipton

Charles A. Sanders, M.D.

Kevin C. Tang

Audit and Finance Committee Report

The Audit and Finance Committee of the Board of Directors assists the Board in executing its responsibilities. The Audit and Finance Committee’s responsibilities include providing oversight of the quality and integrity of the Company’s regulatory and financial accounting and reporting, risk management, legal and regulatory compliance, the internal and external audit functions and the preparation of this Audit and Finance Committee report. The Audit and Finance Committee also reviews and recommends for Board approval, the engagement of independent auditors for the Company, subject to shareholder ratification. This year, the Audit and Finance Committee was actively involved and recommended to the Board to approve the appointment of KPMG LLP as the Company’s independent auditors. Management is responsible for the internal controls and the financial reporting process. The Company’s independent auditors are responsible for performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit and Finance Committee’s responsibility is to monitor and oversee these processes. Our Board of Directors has adopted a written charter for the Audit and Finance Committee that is attached to this proxy as Appendix A.

The Audit and Finance Committee is composed of three non-employee members, each of whom is independent as defined in Nasdaq listing standards. Although each of the members of the Audit and Finance Committee is financially literate, the Board has determined that Mr. Lipton is an audit committee financial expert as defined by the SEC.

The Audit and Finance Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2003 with members of management and KPMG LLP, our independent auditors. The Audit and Finance Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The Audit and Finance Committee has also considered whether the provisions of non-audit services by the independent auditors are compatible with maintaining the auditors’ independence and concluded that they are compatible.

The Audit and Finance Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Statement No. 1, “Independence Discussions with Audit Committees,” and discussed the independence of KPMG LLP with representatives of that firm.

Based on the Audit and Finance Committee’s review and discussions noted above, the Audit and Finance Committee recommended to the Board of Directors that the Company’s audited financial statements as of and for the year ended December 31, 2003 be included in our Annual Report on Form 10-K for filing with the SEC.

Audit and Finance Committee of the Board Of Directors

J. Richard Crout, M.D., Chairman

Jeffrey M. Lipton

Charles A. Sanders, M.D.

Performance Graph

The following graph compares total stockholder returns for the past five fiscal years to the Nasdaq CRSP Total Return Index (“Nasdaq Broad Index”) for the Nasdaq Stock Market (U.S. Companies) and the Nasdaq CRSP Pharmaceutical Index (“Nasdaq Pharmaceutical Index”). The total return assumes the investment of $100 on December 31, 1998 in each of (i) our common stock, (ii) the Nasdaq Broad Index and (iii) the Nasdaq Pharmaceutical Index, and the reinvestment of dividends, although dividends have not been declared on our common stock. The Nasdaq Pharmaceutical Index is made up of all companies with the standard industrial classification (SIC) code 283 (category description “Drugs”). The stockholder return shown on the graph below is not necessarily indicative of future performance and we will not make or endorse any predictions as to future stockholder returns.

The following table compares the yearly percentage change in the cumulative total stockholder return on Trimeris common stock during the five fiscal years ended December 31, 2003 with cumulative total return on the Nasdaq stock market and the Nasdaq Pharmaceuticals index. The comparison assumes $100 was invested on December 31, 1998 in Trimeris common stock and in each of such indices and assumes reinvestment of any dividends.

CUMULATIVE TOTAL RETURN

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
TRIMERIS, INC.	100	201	467	383	367	178
NASDAQ STOCK MARKET-US	100	185	112	89	61	92
NASDAQ PHARMACEUTICALS	100	189	235	200	130	190

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation and governance Committee Report, the audit and finance committee report and Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

For information regarding employment agreements with our executive officers, see “Employment.” For information regarding compensation of directors, see “Election of Directors—Directors’ Compensation.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the Nasdaq National Market (“Nasdaq”). Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all reports they file pursuant to Section 16(a).

Based solely on a review of the copies of such reports furnished to us, or written representations from certain reporting persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2003, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were satisfied, except that due to internal reporting errors by the Company, two quarterly stock option grants were not reported on timely-filed Forms 4, for Dr. Ellis, Mr. Bonczek, Mr. Creech and Dr. Bolognesi and the annual option grant for Mr. Lipton, Dr. Cook, Dr. Crout, Dr. Sanders and Mr. Tang were reported on Form 4 one day late. Dr. Ellis’ Form 5 was filed one day late. These transactions have been reported and all transactions are reflected in this Proxy.

FEES PAID TO THE INDEPENDENT AUDITORS

The aggregate fees billed to Trimeris by KPMG LLP for services rendered related to 2003 are set forth in the following table:

Type of Service	Amount of Fee
Audit fees for the 2003 financial statements (including quarterly reviews and registration statements)	$143,960
Audit related fees (miscellaneous consultation)	—
Tax fees
Tax compliance	8,375
Tax consulting (relating to compensation and benefits issues)	1,950
All other fees	—

Total fees	$154,285

The aggregate fees billed to Trimeris by KPMG LLP for services rendered related to 2002 are set forth in the following table:

Type of Service	Amount of Fee
Audit fees for the 2002 financial statements (including quarterly reviews, stock offering, comfort letters, and registration statements)	$209,500
Audit related fees (miscellaneous consultation)	2,000
Tax fees
Tax compliance	7,500
Tax consulting	—
All other fees	—

Total fees	$219,000

STOCKHOLDER PROPOSALS FOR PROXY STATEMENT FOR

2005 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals that are intended to be presented at our annual meeting of stockholders to be held in 2005 must be received by us no later than January 21, 2005, in order to be included in the proxy statement and related proxy materials. Proposals must comply with all of the requirements of Rule 14a-8 of the Exchange Act, as well as the requirements of our certificate of incorporation and bylaws. Under Rule 14a-4 of the Exchange Act, we will be able to use proxies given to us for next year’s meeting to vote for or against any stockholder proposal that is submitted other than pursuant to Rule 14a-8 at our discretion, unless the proposal is submitted to us not less than 60 days nor more than 90 days prior to next year’s meeting or, if less than 70 days notice or prior public disclosure of the date of the meeting is given or made, not less than 10 days following the date on which notice of the meeting was given or public disclosure was made, whichever occurs first.

FORM 10-K

WE WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO THE ATTENTION OF INVESTOR RELATIONS AT OUR EXECUTIVE OFFICES WHICH ARE LOCATED AT 3518 WESTGATE DRIVE, SUITE 300, DURHAM, NORTH CAROLINA 27707.

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Dated: May 14, 2004

By Order of the Board of Directors,

Timothy J. Creech, Secretary

APPENDIX A

TRIMERIS, INC.

AUDIT COMMITTEE CHARTER

APPROVED BY THE BOARD OF DIRECTORS (2/18/04)

Purpose

The Audit Committee (the “Committee”) is a committee of the Board of Directors. Its primary purpose is to assist the Board of Directors in overseeing the accounting and financial reporting processes of the Company, the audits of the Company’s financial statements and the integrity of the financial information provided to shareholders and others.

Composition

The Committee shall consist of at least three directors, each of whom meets the independence and experience requirements set forth in the rules of the NASDAQ, in Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and in the applicable rules and regulations of the Securities and Exchange Commission (the “Commission”). The Committee will have at least one member who meets the definition of an “audit committee financial expert,” as defined by the Commission and any similar rules of NASDAQ; provided, however that if the Audit Committee does not have at least one member who is an “audit committee financial expert,” the Company will disclose that fact and the reasons why. Members shall serve at the pleasure of the Board of Directors.

Authority

The Committee has authority to conduct or authorize examinations into any matters within its scope of responsibility. It has sole authority to (1) appoint, compensate, retain, and directly oversee the work of the Company’s independent auditors (subject to shareholder approval if applicable), (2) resolve any disagreements between management and the auditors regarding financial reporting, and (3) pre-approve all audit services and permitted non-audit services provided to the Company by its independent auditors (subject to the de minimis exceptions for permitted non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by the Committee prior to completion of the audit).

It also has authority to:

•	Retain outside advisors, including counsel, as it determines necessary to carry out its duties.

•	Form and delegate to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit services and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

•	Appoint, retain and monitor one or more internal auditors that would report directly to the Committee.

•	Establish detailed pre-approval policies for permitted non-audit services.

The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company and to any advisors employed by the Committee.

Meetings

The Committee shall meet at least quarterly or more frequently if it so determines. Members of the Committee may participate in a meeting of the Committee by means of a conference call or similar communications equipment providing all persons participating can hear each other. The Committee may ask any employee of the Company, the Company’s outside counsel, the independent auditor or others to attend the meetings and provide pertinent information as necessary.

The Committee shall also meet periodically with management and the independent auditors in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately.

Responsibilities

The Committee is expected to:

1.	Provide an open avenue of communication between the Board of Directors, the independent auditors and management.

2.	Have the independent auditors report directly to the Committee.

3.	Evaluate the qualifications and performance of, and evaluate and assure the independence of, the independent auditors, following a review and discussion of the annual written statement from the independent auditors concerning any relationship between the independent auditors and the Company or any other relationships that may adversely affect the independence of the auditors.

4.	Hire the independent auditors and approve the terms of their engagement and compensation.

5.	Approve any non-audit services performed by the independent auditors and the compensation for such services.

6.	Ensure the rotation of the audit partners as required by law and consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the external audit firm on a regular basis.

7.	Ensure that the Company establishes policies concerning the Company’s hiring of employees or former employees of the independent auditors as required by law.

8.	Meet with the independent auditors prior to the audit to discuss the audit plan and the issues of particular interest for the audit.

9.	At the conclusion of the annual audit, discuss with management and the independent auditors:

a.	the Company’s annual financial statements and related footnotes,

b.	the independent accountant’s audit of the financial statements and his or her report thereon,

c.	any significant changes that were required in the independent auditors’ audit plan,

d.	any disagreements with management encountered during the course of the audit,

e.	other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards,

f.	the adequacy of the Company’s internal financial controls and any recommendations thereon,

g.	recent or impending changes in accounting principles and disclosure practices, and

h.	any issues included in the independent auditor’s letter to management.

10.	At the conclusion of the annual audit, and at other times as deemed necessary, meet with the independent auditors separate from management to discuss any matters the independent auditors wish to bring to the attention of the Committee.

11.	At least annually prior to the filing of the audit report with the Commission (and more frequently if appropriate), review and discuss reports from the independent auditors on (1) all critical accounting policies and practices to be used, (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and (3) other material written communications between the independent auditors and management, such as any management letter or schedules of unadjusted differences. Resolve any differences between the independent auditors and management as necessary.

12.	Review and discuss with management and the independent auditors the financial statements contained in the annual report to shareholders and the Form 10-K report, including Management’s Discussion and Analysis, prior to its submission to the Commission.

13.	On a quarterly basis, review and discuss with management and the independent auditors the interim financial statements, including the results of the independent auditors’ review of the quarterly financial statements, before filing the Company’s Form 10-Q with the Commission. This review will include review of the press release accompanying the quarterly financial statements.

14.	Prepare an annual report for inclusion in the Company’s proxy statement for the annual meeting that addresses the matters required by Commission rules and regulations, including a statement of whether:

a.	the Committee has reviewed and discussed the audited financial statements with management,

b.	the Committee has discussed with the independent auditors the matters required to be discussed by SAS 61,

c.	the Committee has reviewed the written disclosures and the letter from the independent auditors required by ISB 1 and discussed with the independent auditors their independence, and

d.	based on the review and discussions in a.-c. above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the last fiscal year for filing with the Commission.

15.	Review periodically with management:

a.	the Company’s internal financial controls and accounting principles and practices,

b.	any significant findings and recommendations of the independent auditors, and management’s responses thereto,

c.	the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, and

d.	the need for an internal audit function.

16.	Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Forms 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

17.	Review and approve the company’s financial plans as requested by the Board.

18.	Review and approve all related party transactions brought before it involving employees or members of the Board of Directors.

19.	Regularly review legal and regulatory matters that may have a material impact on financial statements.

20.	Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

21.	Review the adequacy of this Charter and the performance of the Audit Committee annually and recommend changes to the Board of Directors when appropriate.

22.	Obtain from the independent auditors assurance that Section 10A(b) of the Exchange Act relating to illegal acts has not been implicated.

23.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

24.	Perform other functions as required by law or assigned by the Board of Directors.

APPENDIX B

TRIMERIS, INC.

AUDIT COMMITTEE POLICY FOR PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for each year’s audit, management will submit for approval a detailed list of particular services expected to be rendered during that year for each of four categories of services to the Audit Committee. The independent auditor and management are responsible for providing to the Audit Committee detailed back-up documentation regarding the specific services to be provided.

1.	AUDIT SERVICES. These services include audit work performed in the preparation of financial statements, including the annual audit, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits and attest services.

2.	AUDIT-RELATED SERVICES. These services are for assurance and related services that are traditionally performed by the independent auditor and that may not occur annually, including employee benefit plan audits, internal control reviews, special procedures required to meet certain regulatory requirements, and consultation regarding financial accounting and/or reporting standards.

3.	TAX SERVICES. These services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax advice, and audit and appeals assistance with the IRS or other taxing authorities.

4.	OTHER FEES. These fees include any fees arising in connection with any services performed by the independent auditor that are not captured in the above categories. The Company generally does not request such services from the independent auditor.

Prior to engagement, the Audit Committee pre-approves the particular services by category of service and the fees are budgeted. At the request of the Audit Committee the independent auditor and management shall provide information regarding actual fees incurred versus the fees budgeted for each category of service.

During the year, circumstances may arise when it becomes necessary to engage the independent auditor for additional services that are not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. Such pre-approval requires management and the independent auditor to present detailed back-up documentation regarding the services to be performed and any such pre-approval shall be limited to no more than $5,000 per service in a calendar year. The member to whom such authority is delegated will report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee is prohibited from delegating to management its responsibilities to pre-approve services performed by the independent auditor.

B-1

TRIMERIS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dr. Dani P. Bolognesi and Timothy J. Creech, jointly and severally, as proxies, with full power of substitution and resubstitution, to vote all shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Trimeris, Inc. to be held on Wednesday, June 22, 2004 or at any postponements or adjournments thereof, as specified on the reverse, and to vote in his discretion on such other business as may properly come before the Meeting and any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

PLEASE SIGN AND DATE ON REVERSE SIDE AND MAIL YOUR

PROXY CARD BACK AS SOON AS POSSIBLE.

TRIMERIS, INC. ANNUAL MEETING OF STOCKHOLDERS

JUNE 22, 2004

PLEASE VOTE, DATE, AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

☒PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1.	Election of Directors:

Jeffrey M. Lipton

E. Gary Cook, Ph.D.

Julian C. Baker

☐FOR All Nominees

☐WITHHOLD

☐FOR All Except

If you do not wish your shares voted “For” a particular nominees, mark the “For All Except” box and write the name of the nominee on the line provided below.

2.	Ratification of Accountants: Ratification and approval of the selection of KPMG LLP as independent accountants for the fiscal year ending December 31, 2004.

☐FOR ☐AGAINST ☐ABSTAIN

UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, AND WILL BE VOTED BY THE PROXYHOLDERS AT THEIR DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR ANY ADJOURNMENTS THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS JUST SIGN ON THE REVERSE SIDE, NO BOXES NEED BE CHECKED.

MARK BOX AT RIGHT IF YOU PLAN TO ATTEND THE ANNUAL MEETING ☐

MARK BOX AT RIGHT IF AN ADDRESS CHANGE OR COMMENT HAS BEEN NOTED ON THE REVERSE SIDE OF THIS CARD ☐

Please be sure to sign and date this Proxy

Date:

Stockholder sign here	Co-owner sign here

Note:	Please sign exactly as name appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?